Exhibit 10.5

Sale & Purchase Agreement

THIS SALE & PURCHASE AGREEMENT ("Agreement") is made effective as of the 31st day of December, 2014, (“Effective Date”) between Hart Acquisitions, LLC ("Hart"), a Georgia corporation with a business address of 22 Barnett Shoals Rd. Watkinsville, GA 30677 (“Hart Farm”), and Natural Dairy, Inc. ("Seller"), whose business address is 1193 Seven Oaks Rd, Waynesboro, GA 30830 ("Seller’s Farm").

WHEREAS, Hart is in the business of farming; and Seller owns farming related equipment (the "Equipment") and intellectual property related to the farming that Hart is engaged in (the “IP”) that it desires to sell to Hart.

NOW, THEREFORE, in consideration of the mutual covenants herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Sale of Equipment and IP. Hart agrees to purchase the Equipment and IP at the Seller’s Farm; which shall include the following:

Computer Equipment

Furniture

Agricultural Equipment

Vehicles

2 ATVs

Silage Wagon

Mower

Drill

Plate Meters

Tractor

Squeeze Chute

All of the Intellectual Property (as defined in that certain Deed of Acknowledgement relating to Intellectual Property, dated September 3, 2009, between Hart, Seller and certain other parties thereto)

2. Purchase Price. Hart agrees to pay a purchase price of One Hundred Twenty Five Thousand Dollars ($125,000.00), which amount shall be paid to Seller by January 31, 2015. Prior to January 31, 2015 and at either parties option, this contract may be cancelled by notification in writing without penalty to either party. Additionally, in the event Hart or any of its affiliates sells the Intellectual Property or licenses the Intellectual Property to a third party at any time prior to January 31, 2020, Seller shall be entitled to 20% of the amounts received by Hart or any of its affiliates resulting from such sale or license

3. Responsibilities of Hart. Hart at its sole expense shall: (a) take possession of the Equipment on a date of its choosing being no later than January 31, 2015 (“Possession Date”); and (b) bear all transportation costs from the Seller’s Farm to the Hart Farm;.

4. Responsibilities of Seller. Seller, at its sole expense, hereby represents, warrants and covenants, that Seller : (a) shall continue, at all times following the Effective Date, to maintain in the normal course of its operations, all Equipment and all shall bear all costs and expenses related thereto until Hart takes possession (d) guarantees that upon payment of the Total Purchase Price, any and all liens, claims, security interests or other encumbrances on or against the Equipment shall be released and the Equipment shall become the free and clear property of the Hart.

5. Confidentiality. Hart and Seller hereby agree that the terms of this Agreement, including, without limitation, all of the pricing related to the Equipment shall remain strictly confidential.

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8. Miscellaneous Provisions. This Agreement may not be assigned by either party without prior written consent of the other party. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to any applicable conflicts of law provisions. This Agreement constitutes the entire agreement between the parties and can be modified only in writing signed by all parties hereto. Upon the Effective Date of this Agreement, this Agreement shall fully supersede any prior agreement(s) of the parties, written or oral, as to the subject matter hereof. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver to it. Moreover, no waiver or relinquishment of a right or power under this Agreement shall be deemed a waiver of it at any other time. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

HART ACQUISITIONS, LLC	SELLER: Natural Dairy, Inc.

/s/ Richard Watson	/s/ Paul Vassilakos

By: Richard Watson	By: Paul Vassilakos

Its: Managing Member	Its: CEO